Hoku Scientific, Inc. Reports Second Quarter Fiscal Year 2009 Results

KAPOLEI, HI, Oct 23, 2008 -- Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for the second quarter ended September 30, 2008 and provided a general update on its business.

Financial Results

Revenue for the quarter ended September 30, 2008 was $1.9 million, derived primarily from photovoltaic, or PV, system installation contracts and the resale of solar inventory, compared to revenue of $239,000 from fuel cell contracts in the same period in fiscal 2008. As of September 30, 2008 and March 31, 2008, deferred revenue of $12,000 and $36,000, respectively, was attributable to PV system installation projects and related service contracts.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended September 30, 2008 was $1.4 million, or $0.07 per diluted share, compared to a net loss of $1.0 million, or $0.06 per diluted share, for the same period in fiscal 2008.

Non-GAAP net loss for the quarter ended September 30, 2008 was $1.1 million, or $0.05 per diluted share, compared to non-GAAP net loss of $705,000, or $0.04 per diluted share, for the same period in fiscal 2008. Non-GAAP net loss for the quarters ended September 30, 2008 and 2007 excludes non-cash stock-based compensation of $260,000 and $299,000, respectively. The accompanying schedules provide a reconciliation of net loss per share computed on a GAAP basis to net loss per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, "The recent extension of federal solar tax credits through calendar year 2016 was significant because it enables us to continue our focus on building long term growth in our PV system installation business. We believe we remain on track to meet our fiscal year 2009 revenue guidance of $15 million to $18 million, contingent on the successful third-party financing of our power purchase agreements with the Hawaii State Department of Transportation, Airports Division and Hawaiian Electric Company."

Business Updates

Hoku Materials Polysilicon Plant Update

Commenting on the Company’s polysilicon subsidiary, Hoku Materials, Inc., Mr. Shindo said, “In the past quarter, Hoku Materials secured an aggregate of more than $1.2 billion in new polysilicon purchase commitments and realigned its polysilicon allocation. We now have contracted future revenue with five leading solar companies for the sale of up to $2.3 billion of polysilicon over a ten year period and have customer prepayment commitments for $306 million, which will be used towards the construction of our polysilicon plant and for working capital.”

Mr. Shindo continued: “Hoku Materials also increased its annual production forecast from 3,500 metric tons to 4,000 metric tons during the past quarter, which is confirmed by our project engineering team, technology licensors, and equipment vendors. To support this additional capacity, we have expanded and finalized our power supply agreement with Idaho Power and secured the necessary air emissions permits for increased production.”

“Hoku and its project team remain on track to support a planned initial delivery of polysilicon in the first half of 2009,” Mr. Shindo said. “Further, we have made detailed preparations for the upcoming Winter season and feel well prepared to maintain our planned construction schedule.”

The Company reported that construction of the structural support racks for the first of two vent gas recovery systems had been completed during the past quarter, and that it had received and installed the first shipment of vent gas storage and processing vessels. The Company also reported that installation of the plant’s underground cooling water loops had been completed, and that construction was proceeding according to schedule for all major functional areas of its planned production facility.

Regarding procurement, the Company stated that production of all critical path equipment was proceeding according to plan. Hoku confirmed that five Siemens-process reactors had been completed by GEC/MSA, and that the completed reactors are expected to arrive at its Idaho plant in the next several weeks. The remaining eleven reactors from the Company’s first order of 16 reactors are expected to arrive at the project site before the end of December 2008. A second order of twelve reactors is planned for November 2008, with delivery expected in the second quarter of calendar year 2009.

This reactor delivery timeline is consistent with Hoku’s plant construction schedule and supports Hoku’s plans to commence shipments in the first half of calendar year 2009. Hoku then plans to ramp-up production throughout 2009 and into 2010, when the Company expects to reach full production capability. This planned production ramp fully supports product deliveries in accordance with Hoku’s customer supply contracts.

Polysilicon Plant Financing Update

Hoku reported that Wealthy Rise International, Ltd. (Solargiga) had not yet made its initial deposit of $22 million, which, according to the terms of its contract, was due to Hoku in September 2008. Hoku reported that the two companies were in discussions to resolve the late payment. The company confirmed the receipt of scheduled prepayments from its other new customers, Kinko Energy and Tianwei New Energy.

Hoku also reported that Solarfun agreed to pay a total prepayment deposit of $21 million in October 2008. The payment would consist of its $19 million second deposit that was originally planned for September 30, and an accelerated payment of $2 million from Solarfun’s $20 million prepayment scheduled for March 2009. Together with its initial deposit of $11 million, this $21 million deposit will bring Solarfun’s aggregate disbursements to $32 million, or nearly 60% of its total prepayment commitment of $55 million.

“Given the long-term nature of our contracts, and Hoku’s partner-driven approach, some changes to our existing polysilicon supply agreements are not unexpected,” Mr. Shindo said. “While these changes may include amendments to current contract terms and conditions, redistribution of production capacity, or, possibly, Hoku electing to terminate one or more of its existing polysilicon sales contracts, Hoku expects to maintain roughly the same level of customer prepayment commitments and contracted future revenue through the sale of available polysilicon capacity to new or existing customers.”

Hoku Materials originally estimated that it would cost approximately $390 million to engineer, procure and construct a 3,500 metric ton per annum polysilicon production plant. Hoku does not believe it will be required to procure any additional equipment to operate its plant at the increased 4,000 MT capacity, but reported that it is continuing to review the $390 million forecasted cost to complete the plant, including an evaluation of any incremental cost increase associated with the expanded production level.

The Company plans to fund the project cost through a combination of customer prepayment commitments, cash on hand, and through one or more debt and/or equity financing strategies.

Hoku had received $48 million in prepayment deposits from its current customers as of September 30, 2008, and in October 2008, expects to receive subsequent prepayments from Solarfun in the aggregate amount of $21 million, for an aggregate total of $69 million in customer prepayments to be received through October. Subsequent to October 2008, the Company expects to receive an additional $237 million in customer prepayments according to the terms of its existing polysilicon supply agreements.

As of September 30, 2008, the construction-in-progress for the project was $88.7 million. According to the Company’s integrated project timeline, this investment is expected to increase substantially in the coming quarters as Hoku executes previously-negotiated procurement contracts for key production equipment.

Mr. Shindo commented: “We remain confident in our strategy to finance the majority of the plant costs through customer prepayments. We have continued to stay on track through a combination of good planning, and the on-going support of our engineers, contractors and equipment providers.”

Hoku Solar Update

The Company's wholly owned subsidiary, Hoku Solar, Inc., markets, sells and installs turnkey photovoltaic, or PV, power systems in Hawaii.

Commenting on Hoku Solar, Dustin Shindo said, "We continued to build our Hawaii-focused PV installation business during the quarter ending September 30, 2008. In the past quarter, we completed the installation of over 180 kilowatts of clean solar power for Prudential Locations, LLC, and Paradise Beverages, Inc.”

Mr. Shindo continued, “During the September quarter, Hoku signed two additional commercial PV system installation sales contracts, and negotiated the terms for the sale of power generated by up to 779 kilowatts of PV installations to the Hawaii Department of Transportation, Airports Division (DOTA). During the current quarter, Hoku Solar expects to focus on the financing and delivery of the systems provided for through this power purchase agreement with DOTA, and on the previously announced 218 kilowatt PV system planned for Hawaiian Electric Company’s Archer Street substation.

Management Update

The Company also announced today the appointment of Scott B. Paul as Chief Operating Officer of Hoku Scientific and its subsidiaries.  Mr. Paul has served as Hoku Scientific’s Vice President of Business Development & General Counsel since he joined the Company in July 2003, and will continue as chief legal counsel in addition to his new responsibilities.

“Scott’s appointment as Chief Operating Officer is an important step as we structure our management team to scale-up the operations of our polysilicon business in Idaho, and our solar installations business in Hawaii,” said Dustin Shindo.  “Scott has served us well for more than five years working with our key partners in his dual role as head of business development and legal affairs.  Scott is already an invaluable part of the overall business operations and I am looking forward to working closely with him to take our company to the next level.”

Summary

"In summary, we have made great progress during the past quarter," said Dustin Shindo. "Development of our polysilicon production facility remains on track; we continue to stabilize our customer base, and we believe that we can wait until calendar year 2009 to raise additional funds through debt or equity if our customers make their scheduled prepayments on time, which is advantageous under current financial market conditions. In Hawaii, we are successfully expanding our PV systems integration business and continue to complete installations. In both of our solar businesses, Hoku remains sharply focused on execution and we expect this positive momentum to continue."

Forward Guidance

Fluctuations in revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of PV systems installations, and our ability to obtain third party financing for our power purchase contracts. In addition, the extension of the solar tax credit has reduced the requirements by certain current and potential customers to complete installation by December 31, 2008. As a result of the potential fluctuations, the Company will temporarily forgo providing quarterly revenue guidance and only provide updates on its annual projections. Based on its current outlook, the Company continues to estimate revenue for fiscal 2009 to be in the range of $15 million to $18 million, contingent on the successful third-party financing of our power purchase agreements with the Hawaii State Department of Transportation, Airports Division and Hawaiian Electric Company. In addition, the Company expects that it will need to increase its efforts in supporting its polysilicon manufacturing and PV systems installation service businesses, developing its products and expanding its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to incur losses for the foreseeable future. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call on Thursday, October 23, 2008 at 5:00 p.m., Eastern Time, to discuss results for the Company's second quarter fiscal year 2009 ended September 30, 2008 and the Company's business outlook. All interested parties are invited to call-in. To participate, please call (913) 312-1268. A live webcast can also be accessed by going directly to the Company's web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company's website until the Company's conference call to discuss its financial results for its third quarter fiscal 2009.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and related services in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Solar, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials's ability to successfully raise sufficient funds to establish a polysilicon manufacturing facility, including the timing of when Hoku Materials expects to receive prepayments for polysilicon from its customers; the cost to engineer, procure and construct Hoku Materials's planned polysilicon facility, including any increases in cost from the planned increase in production capacity from 3,500 metric tons per year to 4,000 metric tons per year; its ability to engineer and construct a production plant for polysilicon; Hoku Materials's ability to manufacture polysilicon; Hoku Materials's forecasted revenue from the potential future sale of polysilicon; the timing of when Hoku Materials expects to receive its prepayment from Wealthy Rise International, Ltd., or Solargiga, if at all; Hoku Materials’s ability to amend or terminate its existing polysilicon supply agreements, or resell polysilicon to new customers for additional prepayments; the timing of Solarfun’s planned payment of $21 million to Hoku Materials in October 2008; Hoku Materials's ability to meet the delivery schedules or successfully achieve the milestones in its polysilicon customer contracts; the ability of its vendors, contractors and consultants to meet the delivery schedules in their respective agreements with Hoku Materials; the cost to Hoku Materials to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; and the plans of Hoku Materials for future expansion of its polysilicon production facilities. These statements also relate to Hoku Solar's ability to successfully complete PV system installations; its ability to obtain third-party financing for its power purchase agreements with the Hawaii Department of Transportation, Airports Division, and Hawaiian Electric Company, respectively; the performance and durability of Hoku Solar's PV systems; the cost to procure and install the PV systems, its ability to offer pricing that is competitive with competing products and expected future revenue from the PV systems installation business. These statements also relate to Hoku Scientific, Hoku Materials and Hoku Solar's future financial performance, including revenue and gross margin projections; the business strategies and plans of Hoku Scientific, Hoku Materials and Hoku Solar; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific's financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net loss and net loss per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net loss and non-GAAP net loss per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
Service and license revenue	$1,638	$239	$3,824	$1,337
Product revenue	232	-	254	-
Total revenue	1,870	239	4,078	1,337

Cost of service and license revenue	1,320	195	2,812	953
Cost of product revenue	176	-	208	-
Total cost of revenue	1,496	195	3,020	953

Gross margin	374	44	1,058	384

Operating expenses:
Selling, general and administrative (1)	1,060	1,270	2,304	2,438
Research and development (1)	—	39	—	82

Total operating expenses	1,060	1,309	2,304	2,520

Loss from operations	(686)	(1,265)	(1,246)	(2,136)

Interest and other income (loss)	(687)	261	51	480

Loss before income tax benefit	(1,373)	(1,004)	(1,195)	(1,656)
Income tax benefit	—	—	—	—

Net loss	$(1,373)	$(1,004)	$(1,195)	$(1,656)

Basic net loss per share	$(0.07)	$(0.06)	$(0.06)	$(0.10)

Diluted net loss per share	$(0.07)	$(0.06)	$(0.06)	$(0.10)

Shares used in computing basic net loss per share	20,454,235	16,640,153	19,933,107	16,577,844

Shares used in computing diluted net loss per share	20,454,235	16,640,153	19,933,107	16,577,844

__________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$3	$9	$7	$39
Selling, general and administrative	257	254	721	501
Research and development	—	36	—	72

HOKU SCIENTIFIC, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2008 (unaudited)	March 31, 2008
Assets
Cash and cash equivalents	$13,837	$27,768
Short-term investments	-	1,992
Accounts receivable	622	113
Inventory	1,285	803
Costs of uncompleted contracts	54	54
Property and equipment held for sale	4,918	29
Other current assets	1,821	3,787

Total current assets	22,537	34,546
Property, plant and equipment, net	88,844	33,563

Total assets	$111,381	$68,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$6,680	$3,258
Note payable	3,380	-
Deferred revenue	12	36
Deposits - Hoku Solar	532	-
Deposits - Hoku Materials	-	4,000
Other current liabilities	898	1,820

Total current liabilities	11,502	9,114
Deposits - Hoku Materials	48,000	13,000

Total liabilities	59,502	22,114
Stockholders’ equity:
Common stock, $0.001par value. Authorized 100,000,000 shares; issued and outstanding 21,082,699 and 19,786,420 shares as of September 30, 2008 and March 31, 2008, respectively	22	20
Additional paid-in capital	65,259	58,182
Accumulated deficit	(13,402)	(12,207)

Total stockholders’ equity	51,879	45,995

Total liabilities and stockholders’ equity	$111,381	$68,109

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss)
and Non-GAAP Net Income (Loss) per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2008	2007	2008	2007
GAAP net income (loss)	$(1,373)	$(1,004)	$(1,195)	$(1,656)
Stock-based compensation expense	260	299	728	612

Non-GAAP net income (loss)	$(1,113)	$(705)	$(467)	$(1,044)

GAAP basic net income (loss) per share	$(0.07)	$(0.06)	$(0.06)	$(0.10)
Basic stock-based compensation expense per share	0.02	0.02	0.04	0.04

Non-GAAP basic net income (loss) per share	$(0.05)	$(0.04)	$(0.02)	$(0.06)

GAAP diluted net income (loss) per share	$(0.07)	$(0.06)	$(0.06)	$(0.10)
Diluted stock-based compensation expense per share	0.02	0.02	0.04	0.04

Non-GAAP diluted net income (loss) per share	$(0.05)	$(0.04)	$(0.02)	$(0.06)